                           Annuity Policy, Form VA99

                           A Missouri Stock Company
********************************************************************************

WE WILL PAY the Annuity Payments to the Annuitant starting on the Annuity Benefit Date, as provided in this Policy; and

WE WILL PROVIDE the other rights and benefits of this Policy.

Payment of any benefits and all other rights are subject to the terms of this Policy. This Policy is issued in consideration of the application and payment of the Initial Purchase Payment.


"FREE LOOK" PERIOD - You may cancel this Policy by returning it by the 10th day after you receive it. You may return it to us or to the agent who sold it to you. When we receive the Policy, we will cancel it and refund the Policy Value plus any contract fees and other charges paid.

POLICY VALUE - The Policy Value of this Policy is equal to the Variable Account Value plus the Fixed Account Value. The Variable Account Value of this Policy may increase or decrease daily depending on the investment experience of the Investment Divisions selected. The Variable Account Value is not guaranteed as to fixed dollar amounts.

Signed for United Investors Life Insurance Company at Birmingham, Alabama.




         SECRETARY                                PRESIDENT

--------------------------------------------------------------------------------

ANNUITANT:          JOHN DOE           ISSUE AGE:             35 MALE

POLICY DATE:        NOV 01, 1999       POLICY NUMBER:         1234567

ANNUITY BENEFIT                        INITIAL PURCHASE
DATE:               NOV 01, 2054       PAYMENT:               $10,000.00


                        THIS POLICY IS A LEGAL CONTRACT
            BETWEEN YOU AND UNITED INVESTORS LIFE INSURANCE COMPANY
                          READ YOUR POLICY CAREFULLY
********************************************************************************
                       DEFERRED VARIABLE ANNUITY POLICY
              Annuity payments begin on the Annuity Benefit Date.
           Death Benefit payable prior to the Annuity Benefit Date.
    Purchase Payments are flexible, subject to the limits described herein.
          This Policy is nonparticipating. Dividends are not payable.

                          GUIDE TO POLICY PROVISIONS
--------------------------------------------------------------------------------

PROVISIONS                                                            SECTION
Amount of Proceeds...................................................    3

Annuity Provisions...................................................    8

Assignment...........................................................    6

Beneficiary..........................................................    6

Change of Owner and Beneficiaries....................................    6

Charges and Deductions...............................................   14

Death Benefit........................................................    5

Definitions..........................................................    1

Delay in Payments....................................................   16

Errors in Age or Sex.................................................    7

Fixed Account........................................................   11

Fixed Account Value..................................................   11

Initial Purchase Payment.............................................    2

Investment Divisions.................................................   13

Issue Age and Sex....................................................    2

Policy Date..........................................................    2

Purchase Payment Provisions..........................................    4

Termination of Policy................................................   10

Variable Account.....................................................   12

Variable Account Value...............................................   12

Withdrawals..........................................................    9

                                1. DEFINITIONS
--------------------------------------------------------------------------------


Accumulation Unit - An accounting unit used to calculate the Policy Value.

Age - The Issue Age shown under Policy Data as determined by us from the date of birth stated in the application. Attained ages are determined from the Policy Date. No Policy will be issued if either the Owner or Annuitant is over Age 90. We use age last birthday.

Annuitant - The person on whose life Annuity Payments depend. If the Policy Owner names more than one person as an "Annuitant," the second person named shall be referred to as "Co-Annuitant." The "Annuitant" and "Co-Annuitant" will be referred to collectively as the "Annuitant."

Annuity Benefit Date - The date on which Annuity Payments are to start. The Annuity Benefit Date is shown under Policy Data unless changed.

Annuity Unit - An accounting unit used to calculate the value of Variable Annuity Payments.

Fixed Account - Part of the General Account of United Investors Life Insurance Company to which you may allocate all or a portion of your Purchase Payments or Policy Values.

Fixed Annuity - An Annuity with payments which are guaranteed to remain fixed in amount throughout the payment period.

General Account - The General Account consists of all assets of United Investors Life Insurance Company other than those in any separate account.

Investment Divisions - The Investment Divisions named under the Policy Data. Each is part of a Variable Account of ours.

Net Purchase Payment - The Purchase Payment less any deduction for premium taxes.

Policy Anniversary - The same day and month as the Policy Date each year the Policy remains in force.

Policy Date - The date from which Policy Anniversaries and Policy Years are determined. Your Policy Date is shown under Policy Data.

Policy Value - The Policy Value is equal to the Variable Account Value plus the Fixed Account Value.

Policy Year - A year that starts on the Policy Date or on a subsequent Policy Anniversary.

Purchase Payment - An amount paid by the Owner to us as consideration for the benefits provided by this Policy.

Surrender Value - The Policy Value less any withdrawal charges, the Annual Contract Maintenance Charge and applicable deductions for premium taxes.

Valuation Date - Each day the New York Stock Exchange is open for trading, except for local or regional holidays declared by United Investors Life Insurance Company.

Valuation Period - The interval of time between a Valuation Date and the next Valuation Date. It is measured from the closing of the New York Stock Exchange.

Variable Account - A separate account maintained by us. The Variable Account available as of the Policy Date is shown in the Policy Data.

Variable Annuity - An Annuity with payments which vary in amount with the investment experience of the Investment Divisions of the Variable Account.

We, our, us - United Investors Life Insurance Company.

You, your - The Owner or Joint Owner of this Policy. The Owner may be someone other than the Annuitant. The Owner is shown in the application unless the Owner has been changed as provided in this Policy.

********************************************************************************

                                2.  POLICY DATA
--------------------------------------------------------------------------------

ANNUITANT:       JOHN DOE                   ISSUE AGE AND SEX:       35 MALE

POLICY DATE:     NOV 01, 1999               POLICY NUMBER:           1234567

ANNUITY BENEFIT                             INITIAL PURCHASE
DATE:            NOV 01, 2054               PAYMENT:                 $10,000.00

POLICY:          DEFERRED VARIABLE ANNUITY

MINIMUM INITIAL PURCHASE PAYMENT:


   NONQUALIFIED POLICIES:                                   $2,000

   QUALIFIED POLICIES:                                      $1,200

   AS AN EXCEPTION, FOR BOTH NONQUALIFIED AND QUALIFIED
   POLICIES, WE WILL ACCEPT $100 PER MONTH (AT LEAST $1,200
   THE FIRST YEAR) IF PURCHASE PAYMENTS ARE PAID BY MEANS
   OF A BANK DRAFT OR GROUP PAYMENT METHOD APPROVED
   IN ADVANCE BY US.

MINIMUM ADDITIONAL PURCHASE PAYMENTS:                         $100

MAXIMUM AGE FOR ADDITIONAL PURCHASE PAYMENTS:               AGE 90

MAXIMUM TOTAL PURCHASE PAYMENTS:                          $500,000

MINIMUM PARTIAL WITHDRAWAL:                                   $250

MINIMUM POLICY VALUE AFTER PARTIAL WITHDRAWAL:              $2,000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             2.  POLICY DATA
--------------------------------------------------------------------------------


VARIABLE ACCOUNT:   UNITED INVESTORS ADVANTAGE GOLD VARIABLE ACCOUNT
--------------------------------------------------------------------------------
                             INVESTMENT DIVISIONS
--------------------------------------------------------------------------------
EACH MUTUAL FUND PORTFOLIO REPRESENTS A SEPARATE INVESTMENT DIVISION OF THE VARIABLE ACCOUNT. ASSETS OF EACH INVESTMENT DIVISION ARE INVESTED IN A CORRESPONDING MUTUAL FUND PORTFOLIO.
--------------------------------------------------------------------------------
MUTUAL FUND:   TARGET/ UNITED FUNDS, INC.
--------------------------------------------------------------------------------

        PORTFOLIOS:                                INITIAL PREMIUM ALLOCATION:

        ASSET STRATEGY PORTFOLIO                                0%
        BALANCED PORTFOLIO                                      0%
        BOND PORTFOLIO                                         10%
        GROWTH PORTFOLIO                                        0%
        HIGH INCOME PORTFOLIO                                  50%
        INCOME PORTFOLIO                                        0%
        INTERNATIONAL PORTFOLIO                                 0%
        LIMITED-TERM BOND PORTFOLIO                            30%
        MONEY MARKET PORTFOLIO                                  0%
        SCIENCE AND TECHNOLOGY PORTFOLIO                        0%
        SMALL CAP PORTFOLIO                                     0%



        FIXED ACCOUNT:                                         10%


                                     PAGE 3A

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CHARGES AND DEDUCTIONS:

ANNUAL CONTRACT MAINTENANCE CHARGE:        $25 deducted per Policy Year.

ADMINISTRATION FEE:                        .000411% of the daily net assets
                                           of each Investment Division deducted
                                           daily (equivalent to .15% per
                                           year).

MORTALITY AND EXPENSE RISK CHARGE:         .003425% of the daily net assets of
                                           each Investment Division deducted
                                           daily (equivalent to 1.25% per year).

DEDUCTION FOR PREMIUM TAXES:               Deducted as incurred.



                        TABLE OF WITHDRAWAL CHARGE RATES
--------------------------------------------------------------------------------

           NUMBER OF FULL YEARS
            SINCE RECEIPT OF                 WITHDRAWAL
            PURCHASE PAYMENT                 CHARGE RATE

                   0                              7%
                   1                              6%
                   2                              5%
                   3                              4%
                   4                              3%
                   5                              2%
                   6                              1%
                   7 or More                      0%

The withdrawal charge is determined by multiplying each Purchase Payment included in the withdrawal by the Withdrawal Charge Rate for the number of full years elapsed since the date of receipt of each Purchase Payment.

See the WITHDRAWALS Provision in Section 9.

--------------------------------------------------------------------------------
                          2.  POLICY DATA (CONTINUED)
--------------------------------------------------------------------------------
              FIXED ACCOUNT - TABLE OF GUARANTEED MINIMUM VALUES
--------------------------------------------------------------------------------

                     GUARANTEED INTEREST RATE: 3.00%

                     END OF        MINIMUM ACCOUNT      SURRENDER
                  POLICY YEAR           VALUE             VALUE
                  -----------      ---------------      ---------
                       1                10,300            9,600
                       2                10,609           10,009
                       3                10,927           10,427
                       4                11,255           10,855
                       5                11,593           11,293
                       6                11,941           11,741
                       7                12,299           12,199
                       8                12,668           12,668
                       9                13,048           13,048
                      10                13,439           13,439
                      11                13,842           13,842
                      12                14,258           14,258
                      13                14,685           14,685
                      14                15,126           15,126
                      15                15,580           15,580
                      16                16,047           16,047
                      17                16,528           16,528
                      18                17,024           17,024
                      19                17,535           17,535
                      20                18,061           18,061

     VALUES SHOWN ABOVE ARE BASED ON THE ASSUMPTION THAT:

     (1) $10,000 Purchase Payment is received and allocated 100% to the Fixed Account. Purchase Payments shown are net of premium taxes due, if any; and
     (2)  there are no additional Purchase Payments made; and
     (3)  there are no withdrawals.

  If Purchase Payments are otherwise paid or allocated or if there are withdrawals, the values will be adjusted in accordance with the provisions of the Policy.

THE POLICY VALUE of this Policy is equal to the Variable Account Value plus the Fixed Account Value. Variable Account Values are not guaranteed.

                                     PAGE 4A

                              3. AMOUNT OF PROCEEDS
--------------------------------------------------------------------------------
The proceeds payable by this Policy are:

 .    Upon the death of the Owner (or the Annuitant if the Owner is not a natural person) prior to the Annuity Benefit Date, the Death Benefit.

 .    On the Annuity Benefit Date, the Policy Value.

 .    On surrender of the Policy prior to the Annuity Benefit Date, the Surrender
     Value.

 .    On or after the Annuity Benefit Date, any proceeds will be determined by the Annuity Payment Option in effect.



                        4. PURCHASE PAYMENT PROVISIONS
--------------------------------------------------------------------------------

ALLOCATION OF PURCHASE PAYMENTS - You may choose to allocate Purchase Payments to the Investment Divisions of the Variable Account, the Fixed Account, or a combination thereof. You may choose any whole percentage from 0% to 100%.

INITIAL PURCHASE PAYMENT- On the Policy Date the initial Net Purchase Payment will be allocated among the Investment Divisions of the Variable Account and the Fixed Account according to the allocation percentages you specified in your application.

ADDITIONAL PURCHASE PAYMENTS - You may make additional Purchase Payments prior to the Annuity Benefit Date provided they equal or exceed the minimum amount shown under Policy Data. However, in no event may additional Purchase Payments be made on or after the Policy Anniversary following the Owner's or any Joint Owner's 90th birthday (or the Annuitant's 90th birthday if the Owner is not a natural person). On the date we receive an additional Purchase Payment, the additional Net Purchase Payment will be allocated according to the allocation percentages you specified in your application; or if subsequently changed, according to your instructions currently in effect.

MAXIMUM TOTAL PURCHASE PAYMENTS - Total Purchase Payments may not exceed the maximum shown under Policy Data, unless we agree.

                                5. DEATH BENEFIT
--------------------------------------------------------------------------------

OWNER'S DEATH BEFORE THE ANNUITY BENEFIT DATE - If either the Owner or any Joint Owner dies before the Annuity Benefit Date while the Policy is in force, a Death Benefit will become payable to the Beneficiary. If there is more than one Owner, such Owners being natural persons, the Death Benefit is payable upon the first death of such Owners.

In the event of an Owner's death, the entire Death Benefit proceeds must be distributed within five years after the date of death. If the Beneficiary chooses to take any portion of his interest in the Policy as an Annuity, distributions must commence within one year of the date of death and must be distributed over his lifetime or over a period not extending beyond his life expectancy.

If the Beneficiary is the Owner's spouse, then in lieu of receiving the Death Benefit proceeds, the spouse may elect to continue the Policy in force and be treated as the original Policy Owner. If the Beneficiary elects to continue the Policy, the Beneficiary does not have a right to receive the Death Benefit proceeds and we will increase the Policy Value so that it equals the Death Benefit, if greater.

ANNUITANT'S DEATH BEFORE THE ANNUITY BENEFIT DATE - If the Annuitant dies before the Annuity Benefit Date while the Policy is in force, and the Owner is also the Annuitant or if the Owner is not a natural person, the death will be treated as the death of an Owner and the Death Benefit will be payable to the Beneficiary in accordance with the Owner's Death Before the Annuity Benefit Date Provision. If the Annuitant dies before the Annuity Benefit Date while the Policy is in force, and the Owner is a natural person other than the Annuitant, you may name a new Annuitant, subject to our Age limitations, and the Death Benefit will not be payable. If you do not name a new Annuitant, you will automatically become the Annuitant and the Death Benefit will not be payable.

OWNER'S DEATH AFTER THE ANNUITY BENEFIT DATE - If either the Owner or any Joint Owner dies after the Annuity Benefit Date and before the entire interest in the Policy is distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used on the date of death.

ANNUITANT'S DEATH AFTER THE ANNUITY BENEFIT DATE - If the Annuitant dies after the Annuity Benefit Date, the amount payable, if any, will be as provided in the Annuity Payment Option then in effect.

DEATH BENEFIT - The amount of the Death Benefit payable will be the greatest of:

1.   the Policy Value; or

2. the total Purchase Payments made, adjusted for any amounts withdrawn and any withdrawal charges on the amounts withdrawn; or

3. the highest of the Policy Values as of the 5th Policy Anniversary, and every 5/th/ Policy Anniversary thereafter prior to the Policy Anniversary following the Owner's or any Joint Owner's 90/th/ birthday (or the Annuitant's 90/th/ birthday if the Owner is not a natural person). Purchase Payments made after the Policy Anniversary having the highest Policy Value will be added to the Death Benefit, and adjustments will be made for any amounts withdrawn and any withdrawal charges on amounts withdrawn since that Policy Anniversary.

     The Death Benefit under (3) above will not increase on or after the Policy Anniversary following the Owner's or any Joint Owner's 90/th/ birthday (or the Annuitant's 90/th/ birthday if the Owner is not a natural person). Adjustments for any withdrawal and withdrawal charges will reduce the Death Benefit in the same proportion that the amount reduced the Policy Value on the date of withdrawal.

     We will compute the amount of the Death Benefit as of the date the Death Benefit is paid or applied under one of the Annuity Payment Options.

PAYMENT OPTIONS - The Death Benefit may be paid in a lump sum, or under one of the Annuity Payment Options.

                           6. OWNER AND BENEFICIARY
--------------------------------------------------------------------------------

OWNER - The original Owner of this Policy is as shown in the application. Unless you provide otherwise, you may exercise all rights granted by this Policy during your lifetime. If there is more than one Owner at a given time, all must exercise the rights of Ownership by joint action.

BENEFICIARY - The Beneficiary is the person, persons or entity entitled to Death Benefit proceeds under this Policy upon the death of the Owner (or upon death of the Annuitant if the Owner is not a natural person). If the Policy does not have Joint Owners, the Beneficiary is as shown in the application, unless subsequently changed. If the Policy has Joint Owners and one Owner dies, the surviving Joint Owner will be deemed the Beneficiary. If no Beneficiary is living at the death of the Owner (or the Annuitant if the Owner is not a natural person) the proceeds will be paid to the deceased's estate.

After the Annuity Benefit Date, the Payment Option Beneficiary is the person, persons or entity entitled to receive the amount payable upon death of the Annuitant, if any, as provided in the Annuity Payment Option then in effect. CHANGE IN POLICY OWNER AND BENEFICIARIES - Unless you provide otherwise in writing to us, you may change the Owner, Beneficiary or Payment Option Beneficiary during your lifetime. A change of ownership will be subject to our Age limitations and may result in adverse tax consequences. Changes must be made by written request filed with us. The change will take effect on the date the request was signed, but it will not apply to payments made by us before we accept the request in writing. You should consult your tax advisor prior to making any change.

ASSIGNMENT - You may assign this Policy. However, no assignment will bind us until it is filed in writing at our Home Office. When it is filed, your rights and the rights of any Beneficiary will be subject to it. Assignment of this policy may result in adverse tax consequences. You should consult your tax advisor prior to making any assignment. We will not be responsible for the validity of any assignment.


                            7.  GENERAL PROVISIONS
--------------------------------------------------------------------------------
THE CONTRACT - This Policy, including the application, is the entire contract between you and us. Any change must be made in writing by one of our officers.

All statements in the application are representations and not warranties. No statement shall be used to void this Policy or to defend against a claim unless contained in the application.

PAYMENT OF BENEFITS - All benefits are payable at our Home Office. We may require you to submit this Policy before we approve changes or pay benefits.

ERRORS IN AGE OR SEX - If the Annuitant's Age or sex is misstated, the benefits under this Policy will be those the Purchase Payments paid would have purchased at the correct Age and sex.

INCONTESTABILITY - This Policy will not be contested.

EVIDENCE OF SURVIVAL - Where any payments under this Policy depend on the recipient being alive, we may require proof of survival prior to making the payments.

STATE LAWS - This Policy is governed by the law of the state in which it is delivered. The values and benefits of this Policy are at least equal to those required by such state.

ANNUAL REPORT - At least once a year prior to the Annuity Benefit Date, we will send you a report which shows the following information:

1.   the current Policy Value (Variable Account Value plus Fixed Account Value);

2.   all Purchase Payments since the last report;

3.   all charges since the last report;

4.   all withdrawals since the last report;

5.   the current Surrender Value; and

6.   the current Death Benefit.

                              8. ANNUITY PROVISIONS
--------------------------------------------------------------------------------

ANNUITY BENEFIT DATE - The Annuity Benefit Date is shown under Policy Data, unless changed. It may be the first day of any calendar month commencing 30 days after the Policy Date.


CHANGE OF ANNUITY BENEFIT DATE - You may change the Annuity Benefit Date, if:
1. you tell us in writing; and 2. you tell us at least 30 days prior to the new date.

ANNUITY PAYMENTS - On the Annuity Benefit Date the Policy Value, less any premium taxes, may be applied to make Fixed Annuity Payments, Variable Annuity Payments, or a combination thereof.

ANNUITY PAYMENT OPTIONS - You may choose one or more of the following forms of Annuity Payment. We may send you a supplemental contract which provides the Annuity Payments.

Option 1: Life Annuity With No Guaranteed Period - This provides Annuity Payments during the lifetime of the Annuitant. No payment will be made after the death of the Annuitant.

Option 2: Joint Life Annuity Continuing To The Survivor - This provides Annuity Payments during the lifetime of the Annuitant and a Joint Annuitant. Full payments will continue to the survivor during the survivor's remaining lifetime. You may also elect for payments to the survivor to reduce to two-thirds or one-half of the amount payable at the time of the first death. This election must be made at the Annuity Benefit Date, and will result in a higher initial Annuity Payment.

Option 3: Life Annuity With Monthly Payments Guaranteed - This provides Annuity Payments during the lifetime of the Annuitant. Various guaranteed periods from 60 months to 360 months are available. If the Annuitant dies prior to the end of this guaranteed period, payments will be made to the Payment Option Beneficiary until the end of the guaranteed period.

Option 4: Any Form of Annuity Satisfactory to Both us and the Owner - Selection of the Annuity Payment Option must be made by written request to us at least 30 days prior to the Annuity Benefit Date. If the Annuity Payment Option selected is for a Fixed Period, of less than the remaining period of withdrawal charges, we reserve the right to deduct withdrawal charges, if any, from the amount of proceeds to be applied to the Annuity Payment Option.

If the net amount to be applied to an option is less than $3,000, we have the right to pay such amount in one sum. Also, if any initial payment would be less than $50, we have the right to change the frequency of payment to an interval that will result in payments of at least $50.

FIXED ANNUITY PAYMENTS - Fixed Annuity Payments provide guaranteed Annuity Payments which remain fixed in amount throughout the payment period. Fixed Annuity Payments do not vary with the investment experience of the Investment Divisions of the Variable Account. The amount for each $1,000 of proceeds applied to make Fixed Annuity Payments will be based on our Fixed Annuity Payment rates in effect on the Annuity Benefit Date for the Annuity Payment Option chosen. For any Annuity Payment Option, these rates are guaranteed to be greater than or equal to payment rates based on the Annuity 2000 Mortality Table with interest at 3%. Guaranteed rates for certain Annuity Payment Options are shown in the Annuity Tables. Where required by law, unisex tables will be used.

VARIABLE ANNUITY PAYMENTS - Variable Annuity Payments vary in amount depending on the investment experience of the Investment Divisions selected. The amount payable for the first Variable Annuity Payment for each $1,000 of proceeds applied will be determined based on the Annuity 2000 Mortality Table with interest at 4%, and the Annuity Payment Option chosen. The dollar amount of the Variable Annuity Payments after the first is not fixed. It may change from payment to payment. The dollar amount of such payments is determined as follows:

1. the dollar amount of the first Annuity Payment for each Investment Division is divided by the value of the Annuity Unit for the Annuity Benefit Date. This result establishes the number of Annuity Units for Annuity Payments after the first. This number of Annuity Units remains fixed during the Annuity Payment period unless subsequently changed by transfers.

2. the number of Annuity Units is multiplied by the value of the Annuity Unit for the Annuity Payment date. This result establishes the dollar amount of the payment for the Investment Division.

The total payment is the sum of the payments for all Investment Divisions. We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

                                ANNUITY TABLES
-------------------------------------------------------------------------------

          GUARANTEED JOINT AND FULL SURVIVOR MONTHLY ANNUITY PAYMENTS
                          PER $1,000 PROCEEDS APPLIED

------------------------------------------------------------------------------

          MALE                                    FEMALE AGE
          AGE              50           55          60        65        70
          50             3.53         3.65        3.76      3.86      3.93
          55             3.61         3.77        3.94      4.08      4.21
          60             3.68         3.88        4.10      4.32      4.51
          65             3.73         3.97        4.25      4.55      4.84
          70             3.76         4.04        4.36      4.74      5.16

------------------------------------------------------------------------------

------------------------------------------------------------------------------

       GUARANTEED MONTHLY LIFE ANNUITY PAYMENTS PER $1,000 PROCEEDS APPLIED
------------------------------------------------------------------------------

                  GUARANTEED PERIOD                                       GUARANTEED PERIOD
                  -----------------                                       -----------------
   MALE                  120           240           FEMALE                120        240
   AGE     NONE        MONTHS         MONTHS         AGE        NONE       MONTHS     MONTHS
--------------------------------------------------------------------------------------------
     40      3.54      3.53             3.50          40        3.38        3.37      3.35
     41      3.58      3.57             3.53          41        3.41        3.41      3.39
     42      3.63      3.62             3.57          42        3.45        3.44      3.42
     43      3.67      3.66             3.62          43        3.49        3.48      3.46
     44      3.72      3.71             3.66          44        3.53        3.52      3.50
     45      3.78      3.76             3.70          45        3.57        3.57      3.54
     46      3.83      3.81             3.75          46        3.62        3.61      3.58
     47      3.89      3.87             3.80          47        3.67        3.66      3.62
     48      3.95      3.92             3.85          48        3.72        3.71      3.66
     49      4.01      3.98             3.90          49        3.77        3.76      3.71
     50      4.08      4.05             3.95          50        3.83        3.81      3.76
     51      4.15      4.11             4.00          51        3.89        3.87      3.81
     52      4.22      4.18             4.06          52        3.95        3.93      3.86
     53      4.30      4.25             4.12          53        4.01        3.99      3.92
     54      4.38      4.33             4.18          54        4.08        4.06      3.97
     55      4.46      4.41             4.24          55        4.15        4.13      4.03
     56      4.55      4.49             4.30          56        4.23        4.20      4.09
     57      4.65      4.58             4.36          57        4.31        4.28      4.15
     58      4.75      4.68             4.43          58        4.40        4.36      4.22
     59      4.86      4.78             4.49          59        4.49        4.45      4.28
     60      4.98      4.88             4.56          60        4.59        4.54      4.35
     61      5.10      4.99             4.62          61        4.69        4.63      4.42
     62      5.23      5.10             4.69          62        4.80        4.73      4.49
     63      5.37      5.23             4.75          63        4.92        4.84      4.57
     64      5.52      5.35             4.82          64        5.04        4.95      4.64
     65      5.69      5.48             4.88          65        5.18        5.07      4.71
     66      5.86      5.62             4.94          66        5.32        5.20      4.78
     67      6.04      5.77             5.00          67        5.47        5.33      4.85
     68      6.24      5.92             5.06          68        5.64        5.47      4.92
     69      6.45      6.07             5.11          69        5.82        5.62      4.99
     70      6.67      6.23             5.16          70        6.01        5.78      5.05
     71      6.90      6.39             5.21          71        6.21        5.94      5.11
     72      7.16      6.56             5.25          72        6.44        6.11      5.17
     73      7.43      6.73             5.29          73        6.68        6.29      5.22
     74      7.71      6.90             5.33          74        6.94        6.48      5.27
     75      8.02      7.08             5.36          75        7.22        6.67      5.31
     76      8.35      7.25             5.39          76        7.52        6.86      5.35
     77      8.70      7.43             5.41          77        7.85        7.06      5.38
     78      9.08      7.61             5.43          78        8.21        7.26      5.40
     79      9.48      7.78             5.45          79        8.60        7.46      5.43
     80      9.91      7.95             5.46          80        9.02        7.66      5.45
     81     10.37      8.11             5.47          81        9.47        7.86      5.46
     82     10.86      8.27             5.48          82        9.96        8.05      5.48
     83     11.38      8.42             5.49          83       10.50        8.23      5.49
     84     11.94      8.56             5.50          84       11.07        8.40      5.49
     85     12.54      8.69             5.50          85       11.69        8.55      5.50
     86     13.17      8.81             5.51          86       12.36        8.70      5.50
     87     13.85      8.92             5.51          87       13.08        8.83      5.51
     88     14.56      9.02             5.51          88       13.84        8.95      5.51
     89     15.32      9.12             5.51          89       14.65        9.05      5.51
     90     16.12      9.20             5.51          90       15.50        9.15      5.51

                                9. WITHDRAWALS
-------------------------------------------------------------------------------

HOW WITHDRAWALS MAY BE MADE - Prior to the earlier of the Annuity Benefit Date or the death of the Owner (or the Annuitant if the Owner is not a natural person), you may make withdrawals from the Policy Value.

A withdrawal will be made from the Investment Divisions of the Variable Account and from the Fixed Account in the same proportion that their values bear to the total Policy Value, unless you instruct us otherwise.

WITHDRAWAL LIMITS - A withdrawal may not be less than $250.

The remaining Policy Value must not be less than $2,000 after a withdrawal. If the remaining Policy Value would be less than this $2,000, we will treat the request for withdrawal as a request for surrender of the Policy for the full Surrender Value.

FREE WITHDRAWALS - Each Policy Year you may withdraw the Free Withdrawal Amount without a withdrawal charge. The Free Withdrawal Amount is equal to the greatest of:


1.  12% of the cumulative Purchase Payments; or

2. 100% of Earnings. Earnings are the amount by which Policy Value exceeds the sum of the Purchase Payments you have made.

You may request up to 12 withdrawals per Policy Year without a transaction charge. Any automatic partial withdrawals will not be charged a transaction charge.

CHARGES IF YOU EXCEED FREE WITHDRAWAL LIMITS -

1. After the 12th withdrawal in a Policy Year, a transaction charge may apply to each additional withdrawal. The transaction charge will be equal to the lesser of $20 or 2% of the amount withdrawn.

2. After the Free Withdrawal Amount has been withdrawn in a Policy Year, withdrawal charges may apply to additional withdrawals. The withdrawal charge is determined by multiplying each Purchase Payment included in the withdrawal by the withdrawal charge rate for the number of full years elapsed since the date of receipt of each Purchase Payment. The withdrawal charge rates are as shown in the Policy Data.

For purposes of calculating the withdrawal charge:

1. amounts withdrawn up to the Free Withdrawal Amount will not be considered a withdrawal of Purchase Payments;

2. the oldest Purchase Payments will be treated as the first withdrawn and newer Purchase Payments next; and

3. if the Surrender Value is withdrawn, the withdrawal charge will apply to all Purchase Payments not previously assessed with a withdrawal charge.

Maximum Amount of Withdrawal Charges - After the sum of all withdrawal amounts on which you have paid withdrawal charges equals the cumulative Purchase Payments, further withdrawals will not be subject to withdrawal charges, unless subsequent Purchase Payments are made.


                           10. TERMINATION OF POLICY
-------------------------------------------------------------------------------

The Policy will terminate if:

1.  the Surrender Value is withdrawn prior to the Annuity Benefit Date; or

2. the total benefits of this Policy have been paid and there is no remaining Surrender Value.

If you make no Purchase Payments during a 24 month period and your previous Purchase Payments total less than $2,000, then we have the right to pay you the total Policy Value in a lump sum. We will, however, give you 30 days notice before exercising this right. If the total Policy Value is paid out under this provision, the Policy will terminate.

                              11.  FIXED ACCOUNT
--------------------------------------------------------------------------------

You may choose to allocate all or a portion of your Purchase Payments to the Fixed Account.

INTEREST RATES - The Guaranteed Interest Rate is shown on page 4A of the Policy. This interest rate is the minimum effective annual rate at which interest will be credited to amounts allocated to the Fixed Account of your Policy. The Company may credit interest to the Fixed Account of your Policy at a rate greater than the Guaranteed Interest Rate. Any interest credited to the Fixed Account of your Policy in excess of the Guaranteed Interest Rate will be determined at the sole discretion of the Company.

FIXED ACCOUNT VALUE - At the end of any Valuation Period, the Fixed Account Value is equal to:

a.  the Fixed Account Value at the end of the previous Valuation Period; plus

b. the sum of all Net Purchase Payments allocated to the Fixed Account during the current Valuation Period; plus


c. any amounts transferred from the Variable Account to the Fixed Account during the current Valuation Period; plus

d. total interest credited to the Fixed Account during the current Valuation Period; minus

e. any amounts transferred from the Fixed Account to the Variable Account during the current Valuation Period; minus

f. the portion of any withdrawals, withdrawal charges, and transaction charges allocated to the Fixed Account during the current Valuation Period; minus

g. the portion of any Annual Contract Maintenance Charge and premium taxes allocated to the Fixed Account during the current Valuation Period.

    The Annual Contract Maintenance Charge will only be deducted from the Fixed Account Value to the extent interest has been credited to the Fixed Account in excess of the Guaranteed Interest Rate during the preceding Policy Year.


                             12. VARIABLE ACCOUNT
--------------------------------------------------------------------------------

VARIABLE ACCOUNT VALUE - The Variable Account Value is the sum of the values of the Investment Divisions under this Policy. Those available as of the Policy Date are shown under Policy Data.

On the Policy Date, the value of the Investment Divisions is equal to the initial Net Purchase Payment allocated to the Investment Divisions of the Variable Account.


On any Valuation Date thereafter, the value of each Investment Division is equal to:

a. the value of the Investment Division on the preceding Valuation Date, multiplied by the appropriate Net Investment Factor (described in Investment Divisions Provision) for the current Valuation Period; plus

b. the amount of any Net Purchase Payments allocated to the Investment Division during the current Valuation Period; plus

c. the amount of any transfers from other Investment Divisions or from the Fixed Account to the Investment Division during the current Valuation Period; minus

d. the amount of any withdrawals, withdrawal charges, and transaction charges from the Investment Division during the current Valuation Period; minus

e. the amount of any transfers to other Investment Divisions or to the Fixed Account from the Investment Division during the current Valuation Period; minus

f. the portion of any Annual Contract Maintenance Charge allocated to the Investment Division during the current Valuation Period; minus

g. the portion of any deduction for premium taxes allocated to the Investment Division during the current Valuation Period.

                           13. INVESTMENT DIVISIONS
------------------------------------------------------------------------------

THE INVESTMENT DIVISIONS - Each of the Investment Divisions is part of a Variable Account of ours. The Variable Account and the Investment Divisions available as of the Policy Date are named under Policy Data. From time to time, we may allocate a part of our assets for this and certain other policies to the Investment Divisions. Such assets remain our property. They cannot be charged, however, with liabilities from any other business in which we may take part.

ALLOCATIONS TO, AND INVESTMENTS OF THE INVESTMENT DIVISIONS - Purchase payments, transfers, and withdrawals will be allocated as you specify. All other additions to or deductions from the Investment Divisions will be allocated as described in the Policy Data and in the Charges and Deductions Provision. Each Investment Division will buy or sell shares or units of the investment portfolio shown for that Investment Division under Policy Data or as later added or changed.

DETERMINING INVESTMENT RESULTS - The Variable Account Value will change due to the investment results of the Investment Divisions. We use an index to measure these changes in investment results. The index is called a unit value. Each Investment Division has its own Accumulation Unit Value and Annuity Unit Value.

ACCUMULATION UNIT VALUE - For each Investment Division the Accumulation Unit Values were initially set at $10.00. Thereafter, the unit value for a given Valuation Period is equal to the unit value for the prior Valuation Period multiplied by the Net Investment Factor for the given Valuation Period.

At the end of any Valuation Period, the value of an Investment Division is equal to the number of units multiplied by the unit value. Any time there is an addition to or deduction from an Investment Division, units are purchased or sold. The number of units so purchased or sold is equal to the dollar amount of the transaction divided by the unit value for the transaction date.


ANNUITY UNIT VALUE - For each Investment Division the Annuity Unit Values were initially set at $10.00. Thereafter, the unit value for a given Valuation Period is equal to the unit value for the prior Valuation Period multiplied by (1) times (2) where: (1) is the Net Investment Factor for the given Valuation Period; and (2) is an interest factor which neutralizes the assumed investment rate of 4.0% per year, which is built into the initial payment calculation. The daily factor is .99989255.

NET INVESTMENT FACTOR/HOW IT IS DETERMINED - The Net Investment Factor is an index applied to measure the investment performance of an Investment Division from one Valuation Period to the next. The Net Investment Factor may be greater or less than one; therefore, the value of a unit may increase or decrease.

The Net Investment Factor of an Investment Division for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

 (1) is the result of:

     a. the net asset value per Portfolio share held in the Investment Division, determined at the end of the current Valuation Period; plus

     b. the per share amount of any dividend or capital gain distributions on the Portfolio shares held in the Investment Division, if the "ex-dividend"
       date occurs during the current Valuation Period; plus or minus

     c. a charge or credit for any taxes reserved for the current
Valuation Period which we determine to have resulted from the investment operations of the Investment Division;

 (2) is the result of:

     a. the net asset value per Portfolio share held in the Investment Division, determined at the end of the last prior Valuation Period; plus or minus

    b. the charge or credit for any taxes reserved for the last prior Valuation Period;

(3) is a deduction for the Mortality and Expense Risk Charge and the Administration Fee shown in the Policy Data.

--------------------------------------------------------------------------------

CHANGES IN THE INVESTMENT DIVISIONS - This would happen if laws or regulations changed, we added Investment Divisions, the mutual fund portfolio became unavailable or, in our judgment, the mutual fund portfolio was no longer suitable for the Investment Divisions. If any of these situations occurred, we would have the right to add or substitute investments other than those shown under Policy Data. We would first seek approval of the Securities and Exchange Commission and, where required, the insurance regulator of the state where this Policy is delivered.

OTHER CHANGES - To the extent permitted by applicable laws and regulations (including any order of the SEC), we may make changes as follows:

1. The Variable Account may be operated as a management company under the Investment Company Act of 1940, or in any other form permitted by law, if we deem it to be in the best interest of the Policy Owners.

2. The Variable Account may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required.

3. The Variable Account may be combined with other separate investment accounts.

4. The provisions of this and other policies may be modified to comply with any other applicable federal or state laws; or to take advantage of any benefits allowed by changes in applicable laws.

In the event of such changes, we may make appropriate endorsement on this and other policies having an interest in the Variable Account and take other actions as may be necessary to effect such a change.

                           14. CHARGES AND DEDUCTIONS
--------------------------------------------------------------------------------

ANNUAL CONTRACT MAINTENANCE CHARGE - The Annual Contract Maintenance Charge is shown in the Policy Data. This charge partially compensates us for expenses incurred in administering the Policy. This charge will be deducted from the Investment Divisions of the Variable Account and from the Fixed Account in the same proportion that their values bear to the total Policy Value. The Annual Contract Maintenance Charge will only be deducted from the Fixed Account Value to the extent interest has been credited to the Fixed Account in excess of the Guaranteed Interest Rate during the preceding Policy Year. We will deduct this charge annually on each Policy Anniversary. This charge will also be deducted if the Policy is surrendered. We will waive this charge on any Policy Anniversary on which the Policy Value equals or exceeds $25,000. This charge will not be deducted from any Annuity Payments after the Annuity Benefit Date.

ADMINISTRATION FEE - This is a deduction from each of the Investment Divisions of the Variable Account, computed on a daily basis starting on the Policy Date. This fee partially compensates us for expenses incurred in administering the Policy. The daily deduction rate is shown in the Policy Data.

MORTALITY AND EXPENSE RISK CHARGE DEDUCTION - This is a deduction from each of the Investment Divisions of the Variable Account, computed on a daily basis starting on the Policy Date. This charge compensates us for the mortality and expense risks assumed by us under this Policy. The daily deduction rate is shown in the Policy Data.

DEDUCTION FOR PREMIUM TAXES - Any premium taxes levied by a state or other government entity will be charged against the Purchase Payments or Policy Value when they are incurred. Depending on state and local law, premium taxes can be incurred when a Purchase Payment is accepted, when the Policy Value is withdrawn or surrendered, or when Annuity Payments start. Premium taxes will be deducted as incurred from the Investment Divisions of the Variable Account and the Fixed Account in the same proportion that their values bear to the total Policy Value.

                                15.  TRANSFERS
--------------------------------------------------------------------------------

TRANSFERS OF THE POLICY VALUE - By written request or other request acceptable to us, you may transfer all or a part of the values held in the variable Investment Divisions to one or more of the other variable Investment Divisions or to the Fixed Account up to twelve times in a Policy Year.

You may transfer all or a part of the values held in the Fixed Account to one or more of the Investment Divisions of the Variable Account once per Policy Year. This restriction will not apply to automatic transfers of a preselected dollar amount from the Fixed Account to a variable Investment Division. However, if a transfer is made from the Fixed Account to a variable Investment Division, we reserve the right to prohibit transfers from the variable Investment Division to the Fixed Account for six months from the transfer date.

We reserve the right to limit the amount transferred from the Fixed Account to a variable Investment Division to the greater of: (a) 25% of the prior Policy Anniversary's Fixed Account Value; or (b) the amount of the prior Policy Year's transfer.

The value remaining in the variable Investment Division or the Fixed Account after a transfer must not be less than $250. If the value remaining would be less than $250, we will treat the transfer request as a request for a transfer of the total value.

We may further suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission.

TRANSFERS OF ANNUITY UNITS - During the Annuity Payment period, the Annuitant may transfer Annuity Units among the variable Investment Divisions and the Fixed Account by written request to us, subject to the following limitations:

1.  Transfers will be made as of the next Annuity Payment date.

2. Transfers may cause the number of Annuity Units to change, but will not change the dollar amount of the Annuity Payment as of the transfer date.

3. Transfers of Annuity Units among the variable Investment Divisions, or from the variable Investment Divisions to the Fixed Account, are allowed once per Policy Year.

4. Transfers of Annuity Units from the Fixed Account to the variable Investment Divisions are not allowed.


                      16. DELAY OR SUSPENSION OF PAYMENTS
--------------------------------------------------------------------------------

We will normally pay the withdrawal amount or the Surrender Value within 7 days after we receive your written request in our Home Office. The Company may defer payment of any amounts from the Fixed Account for up to six months from the date of the request to surrender. If the Company defers payment for more than 30 days, the Company will pay interest on the amount deferred. Interest will be paid at a rate not less than the Guaranteed Interest Rate shown on page 4A.

We have the right to suspend or delay the date of any payment of any amounts from any Investment Division of the Variable Account for any period:

1.   When the New York Stock Exchange is closed.

2.   When trading on the New York Stock Exchange is restricted.

3.   When an emergency exists, and as a result:

     a. disposal of securities held in the Investment Divisions is not reasonably practicable; or

      b. it is not reasonably practicable to fairly determine the value of the Investment Divisions; or

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

                       WAIVER OF WITHDRAWAL CHARGES RIDER
--------------------------------------------------------------------------------

This Rider is made a part of the Policy to which it is attached. This Benefit is available for both withdrawals and full Policy surrenders and is subject to all the provisions of this Rider and this Policy.

BENEFIT - We agree to waive the withdrawal charges described in the Policy in the event that an Owner (or the Annuitant if the Owner is not a natural person):

1. is confined to a Nursing Home or Hospital, or enrolled in a Hospice Care Program, subject to the conditions in the Confinement Provision below;

2. is diagnosed by a Physician as having a Terminal Illness, subject to the conditions in the Terminal Illness Provision below; or

3. is diagnosed with a Total Disability, subject to the conditions in the Total Disability Provision below.

We will waive only the withdrawal charges which are applicable to Purchase Payments received prior to the date the first Confinement or Total Disability began, or the date of diagnosis of Terminal Illness.

DEFINITIONS -

Confinement means admitted as an inpatient to a Nursing Home or Hospital, or enrolled in a Hospice Care Program as defined below.

Hospice Care Program means a coordinated program of medical and other health services provided by a duly licensed hospice and in which such services are provided by someone other than the Owner of the Policy, the Annuitant, or a member of the Owner's or Annuitant's family.

Hospital means a facility which:

1. is licensed and operates pursuant to law;

2. operates primarily for the care and treatment of sick or injured persons as inpatients for a charge;

3.  provides 24 hour nursing service under the supervision of a Registered
Nurse;

4.  is supervised by a staff of licensed Physicians; and

5. has medical, diagnostic and major surgical facilities or has access to such facility.

Nursing Home means a duly licensed facility providing skilled nursing care under the supervision of a duly licensed Physician.

Physician means an individual who is licensed to practice medicine and treat illness or injury in the state in which treatment is received and who is acting within the scope of that license. Physician does not include (a) the Annuitant;
(b) the Owner; (c) any person who lives with the Annuitant or the Owner; or (d) a member of the Annuitant's or Owner's immediate family.

Terminal Illness means an imminent death expected as a result of a noncorrectable medical condition that is diagnosed by a Physician:

1.   on or after the Policy Date and while this Policy and Rider are in force;
     and

2. with reasonable medical certainty that the death of the Owner will occur within 12 months from the date of the Physician's statement.

Total Disability means that the Owner, as a result of bodily injury or disease, is unable to work at any occupation for which the Owner is qualified by education, training or experience, with due regard to the Owner's vocation and earnings prior to disability.

Total Disability also means the complete and irrevocable loss of sight in both eyes, loss of the use of both hands or both feet, or one hand and one foot.

CONFINEMENT PROVISION - We agree to waive the withdrawal charges described in the Policy in the event the Owner is confined to a Nursing Home or Hospital, or enrolled in a Hospice Care Program, provided that:

1. this Policy was in force at least one year at the time the Confinement began;

2.  the Owner was Age 75 or younger on the Policy Date;

3.  the Owner has been continuously confined for at least 60 days;

4. we receive written notice and satisfactory Proof of Confinement, as described below;

5. the Hospital or Nursing Home in which the Owner is confined is as described in Definitions above; and

6. such Confinement was recommended by a Physician due to an injury, sickness, or disease.

Confinements Not Covered - This Rider does not cover the following Confinements:

1. Confinement in a community living center or a place that primarily provides domiciliary, residency, or retirement care;

2. Confinement in a facility primarily used for the treatment of mental disease or disorders, drug addiction, or alcoholism; or

3.  Confinement due to intentionally self-inflicted injuries.

Proof of Confinement - Written notice and satisfactory Proof of the Owner's Confinement in a Hospital or Nursing Home or enrollment in a Hospice Care Program means a bill or statement from the facility or program showing the dates of Confinement. This notice must be received by us within 90 days after Confinement ends.

TERMINAL ILLNESS PROVISION - We agree to waive the withdrawal charges described in the Policy in the event the Owner is diagnosed with a Terminal Illness, provided that we receive due Proof of Terminal Illness as described below.

Proof of Terminal Illness - Written proof of the Owner's Terminal Illness must be received by us within 90 days after the date of diagnosis. This Proof must include a properly completed Claim Form and a written Physician's statement signed by the Physician, in a form acceptable to us. We may request additional medical information from the Physician submitting the statement.


TOTAL DISABILITY PROVISION - We agree to waive the withdrawal charges described in the Policy while the Owner is Totally Disabled provided that:

1.   we receive due Proof of Total Disability of the Owner, as described below;

2.   the Total Disability has existed continuously for at least six months;

3.   this Rider and the Policy are in force at the time Total Disability begins;
     and

4. the Policy Anniversary coinciding with or next following the Owner's 60/th/ birthday has not passed at the time Total Disability begins.

Proof of Total Disability - Before any withdrawal, we must receive written Proof of Total Disability at our Home Office. This Proof must include a written Physician's statement signed by the Physician, in a form acceptable to us. We may request additional medical information from the Physician submitting the statement.

Total Disability Risks Not Covered - No withdrawal charge will be waived if Total Disability results from an intentionally self-inflicted injury.

TERMINATION - This Rider will terminate on the earlier of the date the Policy is surrendered, terminated, or exchanged, when all Policy Value has been withdrawn or applied to make Annuity Payments.

                     UNITED INVESTORS LIFE INSURANCE COMPANY

                              Secretary President

                            UNITED INVESTORS LIFE
                                 Home Office
                           2001 Third Avenue South
                   P.O. Box 10287 Birmingham, AL 35202-0287
                                 800-340-3787





                       DEFERRED VARIABLE ANNUITY POLICY

                 Annuity payments begin on the Annuity Benefit
              Date. Death Benefit payable prior to the Annuity Benefit Date. Purchase Payments are flexible, subject to the limits described herein. This Policy is nonparticipating. Dividends are not payable.